Company Contact: Eric K. Hagen	July 29, 2015
Title: Vice President, Investor Relations	For immediate release
Phone: 303.837.1661
Email: Eric.Hagen@whiting.com

Whiting Petroleum Corporation Announces Second Quarter 2015 Financial and Operating Results

•	Record Q2 2015 Production of 170,245 BOE/d, a 2% Increase over Q1 2015; Exceeds High End of Guidance Despite 8,300 BOE/d Property Sales

•	Adjusted Net Income of $9.2 Million or $0.04 per Diluted Share

•	Q2 2015 Discretionary Cash Flow Totals $380.7 Million, a 53% Increase Over Q1 2015

•	Enhanced Completions Deliver 40% to 50% Production Increases Across Multiple Williston Basin Areas; Enhanced Completion Dunn County Well Tests at 4,300 BOE/d

•	Redtail Niobrara Field Production of 17,065 BOE/d in Q2 2015, Up 31% Over Q1 2015

•	$185 Million Additional Q2 2015 Non-Core Property Sales; $300 Million of Total Asset Sales in 1H 2015

•	2015 Capital Budget Revised to $2.15 Billion for 6.5% Production Growth

DENVER – July 29, 2015 – Whiting’s (NYSE: WLL) production in the second quarter 2015 totaled 15.5 million barrels of oil equivalent (MMBOE), 89% crude oil/natural gas liquids (NGLs).  Second quarter 2015 production averaged 170,245 barrels of oil equivalent per day (BOE/d).  This represents a 2% increase over the first quarter 2015 despite non-core property sales of 8,300 BOE/d.

James J. Volker, Whiting’s Chairman, President and CEO, commented, “Net of the sale of 8,300 BOE/d of production in the first half of 2015 from non-core assets, we project full-year 2015 production of 59.5 MMBOE or 6.5% growth over 2014.  We plan to run eight rigs in the second half of 2015 versus our original plan for 11 rigs and have established a new 2015 capital budget of $2.15 billion versus our previous estimate of $2.3 billion.”

Mr. Volker continued, “Our financial position remains strong.  Year-to-date, we have sold $300 million of assets, which more than funds the increase in our capital budget.  We ended the second quarter with $60 million in cash and nothing drawn on our $4.5 billion borrowing base.  In addition, we anticipate further non-core asset sales by year end.

Assuming no further asset sales in 2015, a Q4 2015 production rate of approximately 153,000 BOE/d, an eight rig program (six in the Bakken and two in the Niobrara) in 2016, and $50 per Bbl / $3 per MMBtu NYMEX prices, we expect 2016 capex and discretionary cash flow to be approximately equal at $1 billion and 2016 production to flatten out and average approximately 147,000 BOE/d.”

Operating and Financial Results

The following table summarizes the operating and financial results for the second quarter of 2015 and 2014:

	Three Months Ended June 30,
	2015	2014	Change
Production (MBOE/d)	170.24	109.76	55%
Discretionary cash flow-MM (1)	$380.7	$556.2	(32%)
Realized price ($/BOE)	$44.65	$82.16	(46%)
Total revenues-MM	$590.0	$835.6	(29%)
Net income (loss) available to common shareholders-MM (2)	$(149.3)	$151.4	(199%)
Per basic share	$(0.73)	$1.27	(157%)
Per diluted share	$(0.73)	$1.26	(158%)
Adjusted net income available to common shareholders-MM (3)	$9.2	$167.9	(95%)
Per basic share	$0.04	$1.41	(97%)
Per diluted share	$0.04	$1.40	(97%)

(1)	A reconciliation of net cash provided by operating activities to discretionary cash flow is included later in this news release.
(2)
For the three months ended June 30, 2015, net loss available to common shareholders included $144 million of pre-tax, non-cash derivative losses or $0.44 per basic and diluted share after tax. For the three months ended June 30, 2014, net income available to common shareholders included $21 million of pre-tax, non-cash derivative losses or $0.11 per basic and diluted share after tax.

(3)	A reconciliation of net income (loss) available to common shareholders to adjusted net income (loss) available to common shareholders is included later in this news release.

The following table summarizes the first six months operating and financial results for 2015 and 2014:

	Six Months Ended June 30,
	2015	2014	Change
Production (MBOE/d)	168.60	104.94	61%
Discretionary cash flow-MM (1)	$629.9	$1,038.1	(39%)
Realized price ($/BOE)	$41.36	$81.14	(49%)
Total revenues-MM	$1,119.2	$1,575.9	(29%)
Net income (loss) available to common shareholders-MM (2)	$(255.4)	$260.5	(198%)
Per basic share	$(1.37)	$2.19	(163%)
Per diluted share	$(1.37)	$2.17	(163%)
Adjusted net income (loss) available to common shareholders-MM (3)	$(29.9)	$294.0	(110%)
Per basic share	$(0.16)	$2.47	(106%)
Per diluted share	$(0.16)	$2.45	(107%)

(1)	A reconciliation of net cash provided by operating activities to discretionary cash flow is included later in this news release.
(2)
For the six months ended June 30, 2015, net loss available to common shareholders included $184 million of pre-tax, non-cash derivative losses or $0.62 per basic and diluted share after tax. For the six months ended June 30, 2014, net income available to common shareholders included $45 million of pre-tax, non-cash derivative losses or $0.24 per basic share and $0.23 per diluted share after tax.

(3)	A reconciliation of net income (loss) available to common shareholders to adjusted net income (loss) available to common shareholders is included later in this news release.

$185 Million of Additional Q2 Non-Core Property Sales; $300 Million in First Half 2015

As detailed in our press release dated July 17, 2015, during the second quarter 2015, Whiting sold two packages of older, conventional, operated and non-operated properties to private buyers for a total of $185 million.  Including $108 million of non-core property sales announced in Whiting’s first quarter 2015 financial and operating results press release, year-to-date Whiting has completed a total of $293 million of non-core asset sales.  These assets had reserves of 26.2 MMBOE (67% oil) and estimated remaining 2015 production of 8,300 BOE/d.  The sales were consistent with Whiting’s continuing 2015 plans to sell mature properties with higher LOE per BOE than its core Bakken and Niobrara assets.  LOE for the properties averaged approximately $20.00 per BOE versus $6.50 per BOE in the Bakken and $7.50 per BOE in the Niobrara.

In addition, during the second quarter Whiting received $6.0 million of proceeds from fees and an approximate proportionately reduced 5% overriding royalty interest from the sale of its working interest in select non-operated wellbores in the Bakken/Three Forks play in the Williston Basin.  This brings total first half 2015 asset sales to $300 million.

Operations Update

Core Development Areas

Williston Basin Development

We hold 1,172,198 gross (736,699 net) acres in the Williston Basin of North Dakota and Montana.  In the second quarter 2015, production from the Bakken/Three Forks averaged a record 135,835 BOE/d, a sequential increase of 2% over the first quarter 2015.  The Bakken/Three Forks represented 80% of Whiting’s total second quarter production.

Larger Volume Completions Deliver 40-50% Production Increases. We have been testing larger volume completions across our acreage in the Williston Basin.  These completions incorporated sand volumes of four to six million pounds with well costs ranging from $6.5 million to $7.5 million.  As detailed in our press release dated July 17, 2015, enhanced completion wells have resulted in production increases relative to offset wells of 40% at our Polar field, 50% at our Walleye field, and 50% at our Pronghorn field. Results from enhanced completion wells in all three areas are outperforming our 700 MBOE type curve.

Enhanced Completion Dunn County Well Flows at 4,300 BOE/d. On July 22, 2015 the Skunk Creek 1-8-17-15H tested at a 24-hour initial production rate of 4,300 BOE/d from the Middle Bakken formation.  This is the highest test rate recorded by Whiting and to date one of the best wells drilled in Dunn County.  The well was a hybrid style completion with 32 stages and 6.2 million pounds of sand with an estimated well cost of $6.8 million.

Denver Julesburg Basin Development

We hold a total of 167,070 gross (128,447 net) acres in our Redtail field, located in the Denver Julesburg Basin in Weld County, Colorado.  Whiting has established production in four zones, the Niobrara “A”, “B” and “C” zones and the Codell/Fort Hays formations.  Net production from the Redtail field averaged 17,065 BOE/d in the second quarter 2015, a 31% sequential increase over the first quarter 2015.

We continue to expand our Codell/Fort Hays drilling program.  The Razor 11G-0210B well was recently completed in the Codell/Fort Hays formation and has been flowing back for approximately 12 days.  Early results have been strong with recent 24-hour production rates in excess of 460 BOE/d.  Our first Codell/Fort Hays formation test, the Razor 25B-2551 well, averaged 289 BOE/d in its first 290 days on production.  The Codell formation is prospective throughout our acreage base at Redtail.

Our Horsetail 30F pad was designed to test downspacing potential in the Niobrara “A”, “B” and “C” zones.  This eight-well pad was drilled on a 32-well spacing pattern that equates to eight wells in the “A” zone, 16 wells in the “B” zone and eight wells in the “C” zone on a fully developed spacing unit.  This compares to our typical 16 wells per drilling unit spacing pattern in the “A” and “B” zones.  The pad has been on production for approximately 80 days with increasing rates.  Recent performance has been very encouraging with peak seven-day average rates in excess of 500 BOE/d per well.

Construction at phase two of our Redtail gas plant is nearing completion and the plant should be fully commissioned by the end of August 2015.  This will expand plant inlet capacity from 20 MMcf per day (MMcf/d) currently to 50 MMcf/d in third quarter of 2015 and 70 MMcf/d in the first half of 2016.  The expanded gas plant will allow for planned development of the field in an environmentally responsible manner as we profitably capture the gas and NGLs produced at the field.

Other Financial and Operating Results

The following table summarizes the Company’s net production and commodity price realizations for the quarters ended June 30, 2015 and 2014:

	Three Months Ended
	June 30,
Production	2015	2014	Change
Oil (MMBbl)	12.43	8.01	55%
NGLs (MMBbl)	1.30	0.79	65%
Natural gas (Bcf)	10.61	7.15	48%
Total equivalent (MMBOE)	15.49	9.99	55%
Average sales price
Oil (per Bbl):
Price received	$48.95	$93.03	(47%)
Effect of crude oil hedging (1)	3.32	(0.64)
Realized price	$52.27	$92.39	(43%)
Weighted average NYMEX price (per Bbl) (2)	$57.95	$103.03	(44%)
NGLs (per Bbl):
Realized price	$16.86	$39.30	(57%)
Natural gas (per Mcf):
Realized price	$1.92	$6.95	(72%)
Weighted average NYMEX price (per Mcf) (2)	$2.61	$4.68	(44%)

(1)
Whiting received $41 million and paid $5 million in pre-tax cash settlements on its crude oil hedges during the second quarter of 2015 and 2014, respectively.  A summary of Whiting’s outstanding hedges is included later in this news release.

(2)	Average NYMEX prices weighted for monthly production volumes.

Second Quarter and First Half 2015 Costs and Margins

A summary of production, cash revenues and cash costs on a per BOE basis is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(per BOE, except production)
Production (MMBOE)	15.49	9.99	30.52	18.99

Sales price, net of hedging	$44.65	$82.16	$41.36	$81.14
Lease operating expense	9.25	11.85	10.15	12.27
Production tax	3.66	6.89	3.31	6.79
Cash general & administrative	2.46	3.13	2.47	2.99
Exploration	2.09	1.35	2.85	1.98
Cash interest expense	4.61	3.71	4.71	3.89
Cash income tax expense (benefit)	(0.01)	0.74	-	0.44
	$22.59	$54.49	$17.87	$52.78

Second Quarter and First Half 2015 Drilling and Expenditures Summary

The table below summarizes Whiting’s operated and non-operated drilling activity and capital expenditures for the three and six months ended June 30, 2015:

Gross/Net Wells Completed
			Total New	% Success	CAPEX
	Producing	Non-Producing	Drilling	Rate	(in MM)
Q2 15	131 / 78.7	0 / 0	131 / 78.7	100% / 100%	$ 751.3 (1)
6M 15	376 / 186.1	1 / 0.9	377 / 187.0	99.7% / 99.5%	$ 1,586.5 (2)

(1)	Includes $10 million for land, $43 million for facilities and $22 million in drilling rig early termination fees.
(2)	Includes $21 million for land, $92 million for facilities and $65 million in drilling rig early termination fees.

Outlook for Third Quarter and Full-Year 2015

The following table provides guidance for the third quarter and full-year 2015 based on current forecasts, including Whiting’s full-year 2015 capital budget of $2.15 billion:

	Guidance
	Third Quarter			Full-Year
	2015			2015
Production (MMBOE)	14.7	-	15.1	59.2	-	59.8
Lease operating expense per BOE	$9.00	-	$9.50	$9.50	-	$9.90
General and administrative expense per BOE	$2.90	-	$3.10	$2.90	-	$3.10
Interest expense per BOE	$5.50	-	$5.90	$5.40	-	$5.80
Depreciation, depletion and amortization per BOE	$20.75	-	$21.75	$20.30	-	$20.90
Production taxes (% of sales revenue)	8.5%	-	8.7%	8.5%	-	8.9%
Oil price differentials to NYMEX per Bbl (1)	($8.50)	-	($9.50)	($8.50)	-	($9.50)
Gas price differential to NYMEX per Mcf	($0.60)	-	($0.20)	($0.60)	-	($0.20)

(1)	Does not include the effect of NGLs.

Commodity Derivative Contracts

Whiting is 47% hedged for July – December 2015 and 40% hedged for 2016 as a percentage of June 2015 production.

The following summarizes Whiting’s crude oil hedges as of July 1, 2015:

			Weighted Average	As a Percentage of
Derivative	Hedge	Contracted Crude	NYMEX Price	June 2015
Instrument	Period	(Bbls per Month)	(per Bbl)	Oil Production
Three-way collars (1)	2015
	Q3	1,450,000	$44.48 - $54.83 - $70.54	35.5%
	Q4	1,450,000	$44.48 - $54.83 - $70.54	35.5%
	2016
	Q1	1,400,000	$43.75 - $53.75 - $74.40	34.3%
	Q2	1,400,000	$43.75 - $53.75 - $74.40	34.3%
	Q3	1,400,000	$43.75 - $53.75 - $74.40	34.3%
	Q4	1,400,000	$43.75 - $53.75 - $74.40	34.3%
Collars	2015
	Q3	209,200	$ 51.06 - $ 57.37	5.1%
	Q4	209,200	$ 51.06 - $ 57.37	5.1%
	2016
	Q1	250,000	$51.00 - $63.48	6.1%
	Q2	250,000	$51.00 - $63.48	6.1%
	Q3	250,000	$51.00 - $63.48	6.1%
	Q4	250,000	$51.00 - $63.48	6.1%
	2017
	Q1	250,000	$53.00 - $70.44	6.1%
	Q2	250,000	$53.00 - $70.44	6.1%
	Q3	250,000	$53.00 - $70.44	6.1%
	Q4	250,000	$53.00 - $70.44	6.1%
Swaps	2015
	Q3	259,160	$76.57	6.4%
	Q4	251,230	$76.25	6.2%

(1)
A three-way collar is a combination of options: a sold call, a purchased put and a sold put.  The sold call establishes a maximum price (ceiling) we will receive for the volumes under contract. The purchased put establishes a minimum price (floor), unless the market price falls below the sold put (sub-floor), at which point the minimum price would be NYMEX plus the difference between the purchased put and the sold put strike price.

Selected Operating and Financial Statistics

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Selected operating statistics:
Production
Oil, MBbl	12,425	8,010	24,606	15,251
NGLs, MBbl	1,298	787	2,412	1,435
Natural gas, MMcf	10,615	7,150	20,988	13,852
Oil equivalents, MBOE	15,492	9,988	30,516	18,994
Average prices
Oil per Bbl (excludes hedging)	$48.95	$93.03	$44.15	$91.04
NGLs per Bbl	$16.86	$39.30	$15.13	$45.47
Natural gas per Mcf	$1.92	$6.95	$2.26	$6.73
Per BOE data
Sales price (including hedging)	$44.65	$82.16	$41.36	$81.14
Lease operating	$9.25	$11.85	$10.15	$12.27
Production taxes	$3.66	$6.89	$3.31	$6.79
Depreciation, depletion and amortization	$20.81	$26.88	$19.86	$26.52
General and administrative	$2.90	$3.56	$2.92	$3.57
Selected financial data: (In thousands, except per share data)
Total revenues and other income	$590,009	$835,622	$1,119,241	$1,575,871
Total costs and expenses	$816,699	$584,279	$1,505,860	$1,139,116
Net income (loss) available to common shareholders	$(149,274)	$151,444	$(255,385)	$260,513
Earnings (loss) per common share, basic	$(0.73)	$1.27	$(1.37)	$2.19
Earnings (loss) per common share, diluted	$(0.73)	$1.26	$(1.37)	$2.17
Weighted average shares outstanding, basic	204,130	118,968	186,657	118,946
Weighted average shares outstanding, diluted	204,130	120,027	186,657	120,045
Net cash provided by operating activities	$325,997	$567,769	$528,136	$891,666
Net cash used in investing activities	$(423,287)	$(742,568)	$(1,444,897)	$(1,322,122)
Net cash provided by (used in) financing activities	$51,529	$(4,555)	$898,815	$(41,921)

Selected Financial Data

For further information and discussion on the selected financial data below, please refer to Whiting Petroleum Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, to be filed with the Securities and Exchange Commission.

WHITING PETROLEUM CORPORATION
CONSOLIDATED BALANCE SHEETS (unaudited)
(in thousands)

	June 30,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$60,154	$78,100
Accounts receivable trade, net	454,506	543,172
Derivative assets	32,076	135,577
Prepaid expenses and other	50,598	86,150
Total current assets	597,334	842,999
Property and equipment:
Oil and gas properties, successful efforts method	15,698,099	14,949,702
Other property and equipment	292,125	276,582
Total property and equipment	15,990,224	15,226,284
Less accumulated depreciation, depletion and amortization	(3,388,964)	(3,083,572)
Total property and equipment, net	12,601,260	12,142,712
Goodwill	875,676	875,676
Debt issuance costs	80,058	53,274
Other long-term assets	59,594	104,843
TOTAL ASSETS	$14,213,922	$14,019,504

WHITING PETROLEUM CORPORATION
CONSOLIDATED BALANCE SHEETS (unaudited)
(in thousands, except share and per share data)

	June 30,	December 31,
	2015	2014
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable trade	$89,557	$62,664
Accrued capital expenditures	189,404	429,970
Revenues and royalties payable	223,871	254,018
Current portion of Production Participation Plan liability	-	113,391
Accrued liabilities and other	148,343	169,193
Taxes payable	65,019	63,822
Accrued interest	67,791	67,913
Deferred income taxes	18,886	47,545
Total current liabilities	802,871	1,208,516
Long-term debt	5,245,354	5,628,782
Deferred income taxes	1,216,022	1,230,630
Asset retirement obligations	146,079	167,741
Deferred gain on sale	55,453	60,305
Other long-term liabilities	40,312	20,486
Total liabilities	7,506,091	8,316,460
Commitments and contingencies
Equity:
Common stock, $0.001 par value, 300,000,000 shares authorized; 206,472,261 issued and 204,142,725 outstanding as of June 30, 2015 and 168,346,020 issued and 166,889,152 outstanding as of December 31, 2014	206	168
Additional paid-in capital	4,645,266	3,385,094
Retained earnings	2,054,327	2,309,712
Total Whiting shareholders' equity	6,699,799	5,694,974
Noncontrolling interest	8,032	8,070
Total equity	6,707,831	5,703,044
TOTAL LIABILITIES AND EQUITY	$14,213,922	$14,019,504

WHITING PETROLEUM CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
REVENUES AND OTHER INCOME:
Oil, NGL and natural gas sales	$650,527	$825,760	$1,170,375	$1,547,010
Gain (loss) on sale of properties	(64,776)	1,796	(61,578)	12,355
Amortization of deferred gain on sale	3,738	7,473	9,574	15,217
Interest income and other	520	593	870	1,289
Total revenues and other income	590,009	835,622	1,119,241	1,575,871
COSTS AND EXPENSES:
Lease operating	143,375	118,361	309,740	233,147
Production taxes	56,729	68,857	101,107	128,887
Depreciation, depletion and amortization	322,411	268,509	605,930	503,774
Exploration and impairment	57,557	31,512	138,481	73,619
General and administrative	44,987	35,555	88,967	67,889
Interest expense	89,176	39,045	163,433	81,189
Loss on early extinguishment of debt	45	-	5,634	-
Change in Production Participation Plan liability	-	(3,636)	-	-
Commodity derivative loss, net	102,419	26,076	92,568	50,611
Total costs and expenses	816,699	584,279	1,505,860	1,139,116
INCOME (LOSS) BEFORE INCOME TAXES	(226,690)	251,343	(386,619)	436,755
INCOME TAX EXPENSE (BENEFIT):
Current	(84)	7,355	65	8,355
Deferred	(77,311)	92,562	(131,261)	167,923
Total income tax expense (benefit)	(77,395)	99,917	(131,196)	176,278
NET INCOME (LOSS)	(149,295)	151,426	(255,423)	260,477
Net loss attributable to noncontrolling interests	21	18	38	36
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$(149,274)	$151,444	$(255,385)	$260,513
EARNINGS (LOSS) PER COMMON SHARE
Basic	$(0.73)	$1.27	$(1.37)	$2.19
Diluted	$(0.73)	$1.26	$(1.37)	$2.17
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	204,130	118,968	186,657	118,946
Diluted	204,130	120,027	186,657	120,045

WHITING PETROLEUM CORPORATION
Reconciliation of Net Income (Loss) Available to Common Shareholders to
Adjusted Net Income (Loss) Available to Common Shareholders
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net income (loss) available to common shareholders	$(149,274)	$151,444	$(255,385)	$260,513
Adjustments net of tax:
Amortization of deferred gain on sale	(2,353)	(4,708)	(6,027)	(9,587)
(Gain) loss on sale of properties	40,777	(1,132)	38,763	(7,784)
Impairment expense	15,823	11,369	32,455	22,700
Penalties for early termination of drilling rig contracts	13,726	-	40,644	-
Early extinguishment of debt	28	-	3,546	-
Change in Production Participation Plan liability	-	(2,291)	-	-
Total measure of derivative loss reported under U.S. GAAP	64,472	16,428	58,271	31,885
Total net cash settlements received (paid) on commodity derivatives during the period	25,972	(3,229)	57,805	(3,696)
Adjusted net income (loss) (1)	$9,171	$167,881	$(29,928)	$294,031

Adjusted net income (loss) available to common shareholders per share, basic	$0.04	$1.41	$(0.16)	$2.47
Adjusted net income (loss) available to common shareholders per share, diluted	$0.04	$1.40	$(0.16)	$2.45

(1)
Adjusted Net Income (Loss) Available to Common Shareholders is a non-GAAP financial measure.  Management believes it provides useful information to investors for analysis of Whiting’s fundamental business on a recurring basis.  In addition, management believes that Adjusted Net Income (Loss) Available to Common Shareholders is widely used by professional research analysts and others in valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions.  Adjusted Net Income (Loss) Available for Common Shareholders should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under U.S. GAAP and may not be comparable to other similarly titled measures of other companies.

WHITING PETROLEUM CORPORATION
Reconciliation of Net Cash Provided by Operating Activities to Discretionary Cash Flow
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net cash provided by operating activities	$325,997	$567,769	$528,136	$891,666
Exploration	32,421	13,466	86,928	37,588
Exploratory dry hole costs	(258)	(70)	(799)	(3,622)
Changes in working capital	22,526	(24,978)	15,674	112,516
Discretionary cash flow (1)	$380,686	$556,187	$629,939	$1,038,148

(1)
Discretionary cash flow is a non-GAAP measure.  Discretionary cash flow is presented because management believes it provides useful information to investors for analysis of the Company’s ability to internally fund acquisitions, exploration and development.  Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under U.S. GAAP and may not be comparable to other similarly titled measures of other companies.

Conference Call

The Company’s management will host a conference call with investors, analysts and other interested parties on Thursday, July 30, 2015 at 11:00 a.m. EDT (10:00 a.m. CDT, 9:00 a.m. MDT) to discuss Whiting’s second quarter 2015 financial and operating results. Participants are encouraged to pre-register for the conference call by clicking on the following link: http://dpregister.com/10068706. Callers who pre-register will be given a unique telephone number and PIN to gain immediate access on the day of the call.

Those without internet access or unable to pre-register may join the live call by dialing: (877) 328-5506 (U.S.); (866) 450-4696 (Canada) or (412) 317-5422 (International) to be connected to the call.  Presentation slides will be available at http://www.whiting.com by clicking on the “Investor Relations” box on the menu and then on the link titled "Presentations & Events."

A telephonic replay will be available beginning one to two hours after the call on Thursday, July 30, 2015 and continuing through Thursday, August 6, 2015.  You may access this replay at (877) 344-7529 (U.S.); 855-669-9658 (Canada) or (412) 317-0088 (International) and entering the pass code 10068706.  You may also access a web archive at http://www.whiting.com beginning one to two hours after the conference call.

About Whiting Petroleum Corporation

Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that explores for, develops, acquires and produces crude oil, natural gas and natural gas liquids primarily in the Rocky Mountain and Permian Basin regions of the United States.  The Company’s largest projects are in the Bakken and Three Forks plays in North Dakota, the Niobrara play in northeast Colorado and its Enhanced Oil Recovery field in Texas.  The Company trades publicly under the symbol WLL on the New York Stock Exchange.  For further information, please visit http://www.whiting.com.

Forward-Looking Statements

This news release contains statements that we believe to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements other than historical facts, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to: declines in oil, NGL or natural gas prices; our level of success in exploration, development and production activities; risks related to our level of indebtedness and periodic redeterminations of the borrowing base under our credit agreement; impacts to financial statements as a result of impairment write-downs; our ability to successfully complete asset dispositions and the risks related thereto; adverse weather conditions that may negatively impact development or production activities; the timing of our exploration and development expenditures; our ability to obtain sufficient quantities of CO2 necessary to carry out our EOR projects; inaccuracies of our reserve estimates or our assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices, regulation and other factors; risks relating to any unforeseen liabilities of ours; our ability to generate sufficient cash flows from operations to meet the internally funded portion of our capital expenditures budget; our ability to obtain external capital to finance exploration and development operations and acquisitions; federal and state initiatives relating to the regulation of hydraulic fracturing; the potential impact of federal debt reduction initiatives and tax reform legislation being considered by the U.S. Federal Government that could have a negative effect on the oil and gas industry; our ability to identify and complete acquisitions and to successfully integrate acquired businesses; unforeseen underperformance of or liabilities associated with acquired properties; the impacts of hedging on our results of operations; failure of our properties to yield oil or gas in commercially viable quantities; availability of, and risks associated with, transport of oil and gas; our ability to drill producing wells on undeveloped acreage prior to its lease expiration; shortages of or delays in obtaining qualified personnel or equipment, including drilling rigs and completion services; uninsured or underinsured losses resulting from our oil and gas operations; our inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing our oil and gas operations; our ability to replace our oil and natural gas reserves; any loss of our senior management or technical personnel; competition in the oil and gas industry; cyber security attacks or failures of our telecommunication systems; and other risks described under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 and Annual Report on Form 10-K for the year ended December 31, 2014.  We assume no obligation, and disclaim any duty, to update the forward-looking statements in this news release.